EXHIBIT 99.1

NEWS RELEASE

NOVAGOLD Reports First Quarter 2022 Financial Results

Final Results from 2021 Donlin Gold Drilling Program Continued to

Deliver High-Grade Intercepts as expected, Supporting the Modelled Resource Estimate

2022 Donlin Gold Drill Program is Largest in more than a Decade, Focused on Advancing Preparation for Feasibility Work

Robust $155-Million Treasury with 2023 Receivable of $25 Million

►	The success of the expanded 2021 Donlin Gold drill program delivered on its objectives to validate recent geologic modelling concepts to support future feasibility work and test for extensions of high-grade zones. The results support the existing global resource estimate, the recent modelling concepts, and strategic mine planning work.

►	With the largest project budget in more than a decade, a plan is in place to advance Donlin Gold up the value chain in 2022 and position the project to be able to proceed with the preparation of an updated feasibility study, subject to Donlin Gold LLC Board approval.

►	NOVAGOLD’s treasury remained strong with $155 million in cash and term deposits as of February 28, 2022, with another $25 million due in July 2023 from Newmont, the total being more than sufficient to advance Donlin Gold up the value chain.

April 5, 2022 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2022 first quarter financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended February 28, 2022 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on April 5, 2022 that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In the first quarter 2022, the following milestones were achieved at Donlin Gold:

►	Reopened the camp in January 2022, the first quarter ended with three drill rigs operating and approximately 70 people on site, with a majority of Donlin Gold direct hire employees who are Alaska Native from the Yukon-Kuskokwim (Y-K) region. For the health and safety of our workforce and members of the community, strict COVID-19 mitigation protocols remain in effect.

►	Received the final set of assay results (21 complete holes and 22 partial holes, encompassing the remaining 8,500 meters of length drilled) from the 2021 drill program, which were reported to the market jointly by Donlin Gold, Barrick, and NOVAGOLD on February 28, 2022.

►	A great outcome for the year: “The 2021 drill campaign finished strongly with high-grade intercepts and some of the best drill results for an open-pit project industry wide.” (Barrick Gold Corporation, 2021 Annual Report).

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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NEWS RELEASE

►	Continued to provide critical assistance to local communities through funding and participation in initiatives related to health and safety, infrastructure, environmental management, training and education, and support of the indigenous culture in the Y-K region. The latter has represented a core undertaking of the Donlin Gold team, our Alaska Native partners, Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), and other key representatives of Y-K communities. Over the last quarter, Donlin Gold:

►	Worked with six school districts in the region as part of the national Dictionary Project to provide a personal Yu’pik dictionary to all 3rd graders, supplying nearly 5,000 dictionaries over the last decade.

►	In a new partnership with Alaska Safe Riders, sponsored Iron Dog Days where the community participated in safety briefings and vintage snowmobile races.

►	Partnered with TKC to support an end of year program in December 2021 to deliver food to Elders in the Yukon. Additionally, we worked with TKC to provide smoke detectors to stakeholders.

►	Provided financial support for the 2022 Kuskokwim ice road, a 270-mile long plowed and marked ice road that significantly improved safety and access to 17 communities in the Y-K region for residents in remote locations.

►	Calista and Donlin Gold, with support from NOVAGOLD and Barrick, continued their proactive bipartisan government outreach in Alaska and Washington, D.C. to highlight the thoroughness of the project’s environmental review and permitting processes, as well as future opportunity for responsible economic development, including the significant benefits that will realized by all Alaska Natives.

President’s Message

Most Significant Donlin Gold Investment in Over a Decade: Advancing the Project in Preparation for Feasibility and Potential Identification of Further Upside

In the first quarter 2022, activities commenced early in the year with the camp opening in January to prepare the site for the largest drilling program in ten years, with three drill rigs operating and approximately 70 people on the property. Winter drilling was key to access areas that would otherwise be challenging in milder conditions. As always, the health and safety of Donlin Gold’s workforce and members of the surrounding communities remained a top priority as Donlin Gold continued to adhere to strict safety protocols, including COVID-19 mitigation.

The proposed budget for Donlin Gold LLC (100 percent) in 2022 is anticipated to be $60 million (of which NOVAGOLD’s portion is 50 percent) as previously reported. The focus will be to update geologic modelling and interpretation work for an updated resource model and engineering activities for use in an updated project feasibility study; undertake approximately 34,000 meters of planned tight spaced grid drilling and in-pit and below-pit exploration drilling; support fieldwork and permitting for the Alaska Dam Safety Certifications; advance environmental activities; and support community and external affairs efforts.

The balance of the Donlin Gold assay results for the 2021 drill program were jointly released by Donlin Gold, NOVAGOLD and Barrick on February 28, 2022. The drill program was completed in September with 79 holes drilled for a total of 24,264 meters. The final set of results released included assays for 21 complete holes and 22 partial holes, encompassing the remaining approximate 8,500 meters of length drilled. I fully agree with Mark that the 2021 drill campaign finished strongly with high-grade intercepts and some of the best drill results for an open-pit project industry wide. Full details of the results for the 2021 drill program can be accessed here: “Donlin Gold Announces Final Assay Results for 2021 Drill Program”. The primary objective of the 2021 drill program was achieved by validating recent geologic modelling concepts to support future feasibility work, data collection for geotechnical and geometallurgical purposes, test for extensions of high-grade zones, and identify 2022 drill targets. As a result of the success in 2021, the drilling program was expanded upon in 2022.

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Once the 2021 drill data has been incorporated into an updated resource model, it is anticipated that the owners will determine updated mining schedules and life of mine business plans prior to shifting to an updated feasibility study, subject to a formal decision by the Donlin Gold LLC Board to proceed.

External Affairs and Native Corporation Leadership Role

Calista and Donlin Gold, in close coordination with NOVAGOLD and Barrick, co-lead our government relations efforts, an important part of advancing the Donlin Gold project through permitting and beyond. During the first quarter, Calista and Donlin Gold continued their proactive bipartisan outreach in Alaska and Washington DC to highlight the thoroughness of the project’s environmental review and permitting processes, including the importance of responsible and much-needed economic development in the Y-K region and throughout Alaska. Together we emphasized that the project is located on Alaska Native Corporation lands, and Calista owns the minerals that they selected under the Alaska Native Claims Settlement Act (ANSCA) of 1971. We described the various benefits that the project would deliver to the residents of the Y-K region and all Native Alaskans.

Consistent Engagement with Stakeholders

One of the key areas in which we spend a considerable amount of time and resources at the Donlin Gold project is in supporting local communities by funding and participating in initiatives related to health and safety, environmental management, training and education, and cultural initiatives in the Y-K region. The Donlin Gold team, Calista and TKC, as well as other key representatives of Y-K communities, work together to achieve these goals with the ultimate objective of ensuring sustainable and profitable project development.

Several examples of these first quarter initiatives included Donlin Gold partnering with TKC to provide smoke detectors in stakeholder homes and delivering food to Elders; working with the six school districts in the Y-K region as part of the national Dictionary Project to provide a personal Yu’pik dictionary to all 3rd graders, supplying nearly 5,000 dictionaries over the last decade; and sponsoring Iron Dog Days, as part of a new partnership with Alaska Safe Riders, where the community participated in safety briefings and vintage snowmobile races.

A more significant undertaking by Donlin Gold and numerous communities along the Kuskokwim River was the funding of the 2022 Kuskokwim ice road, a 270-mile long plowed and marked ice road that has significantly improved safety and access to 17 nearby Y-K region communities for residents in remote locations.

Substantial, High-Quality Resource with Exploration Upside in a Safe Place

We believe Donlin Gold to be one of the industry’s rarest, largest, and most advanced open-pit gold development projects. It is located on private land specifically designated for mining in Alaska – the United States’ second largest gold producing state. Environmentally and socially responsible resource development is welcome in Alaska as one of the world’s safest places to operate – in other words, a jurisdiction where an investor can sleep well at night.

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NOVAGOLD and its community of stakeholders are blessed to have a share of this special project and honored to have that hard-earned Federal Record of Decision for development. They can benefit from the incredible leverage that Donlin Gold offers in an environment of escalating precious metals prices… and keep the fruits of that leverage. At a time when companies, desperate to replace their depleting endowments, have to venture into increasingly risky geo-political frontiers with uncertain physical and financial security for their investment, Donlin Gold, with approximately 39 million ounces of gold in Measured and Indicated Mineral Resources, inclusive of Proven and Probable Mineral Reserves (100 percent, approximately 19.5 million ounces attributable to NOVAGOLD) grading 2.24 grams per tonne2 (twice the industry average for an open-pit project3), is ideally positioned to deliver long-term benefits with a mine life that, already measured in decades, has potential to grow. Donlin Gold’s extraordinary exploration potential is manifested by the fact that the existing deposit is not only open laterally as well as at depth, but that its Mineral Resources are contained within only three kilometers of an eight-kilometer mineralized belt – itself located on less than 5 percent of Donlin Gold’s total land package. We believe NOVAGOLD’s 50 percent ownership in this unique asset clearly constitutes a special investment opportunity for our broad community of stakeholders, including our shareholders.

Solid Treasury to Advance Donlin Gold

Over the last decade, we have been diligent stewards of our balance sheet. NOVAGOLD’s treasury remained strong with $155 million in cash and term deposits as of February 28, 2022, with another $25 million due in July 2023 from Newmont and an additional payment of $75 million contingent upon the owners of Galore Creek making a construction decision.

I was pleased when Don Lindsay, CEO of Teck Corporation, recently said how much he likes Galore Creek as an asset, its spectacular grades, and his conviction that it will be a mine. We share his enthusiasm for the project and wish Teck and Newmont well on their journey to developing this exceptional deposit.

As always, I would like to extend my sincere gratitude to the experienced team of professionals at NOVAGOLD, Donlin Gold and Barrick – as well as the excellent drilling contractor teams. We pride ourselves in our commitment to health and safety and recognize the importance of the great mutual support we have been experiencing with our Native Corporation partners, Calista and TKC.

I have the pleasure of working with an incredible Board whose members provide exceptional strategic guidance and are committed to best governance practices. Their unwavering commitment and engagement are greatly appreciated. Working in Alaska has been a true pleasure and we are thankful for the State agencies’ diligent approach and adherence to established regulatory procedures.

NOVAGOLD has been blessed with long-term institutional and retail shareholders, some of whom have been invested in the Company for well over a decade. High quality investment groups like Paulson & Co., Fidelity Investments, BlackRock, the Saudi Public Investment Fund, First Eagle, and EXOR have been long-term investors in NOVAGOLD. We are grateful that they chose to invest in our Company, as well as for their continued interest and engagement. As stewards of the Company, we are committed to deliver on our strategy that was set forth a decade ago to increase shareholder and stakeholder wealth in a safe and socially responsible manner.

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2 Donlin Gold data as per the 2021 Technical Report (as defined herein). Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which 50% are attributable to NOVAGOLD through their 50% ownership interest in the joint venture that owns the mineral rights and manages the Donlin property. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, each of which 50% are attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which 50% are attributable to NOVAGOLD. Mineral Resources and Reserves have been estimated in accordance with NI 43-101 and S-K 1300.

3 2020 average grade of open pit and underground deposits with gold as primary commodity and over 1 Moz in measured and indicated resources is 1.12 g/t, sourced from S&P Global Market Intelligence.

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NEWS RELEASE

We are very enthusiastic about the year ahead with all the activities and the progress towards advancing Donlin Gold up the value chain and launching the updated feasibility study. I wish you all good health and safety.

Sincerely,

Gregory A. Lang
President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended February 28, 2022 $	Three months ended February 28, 2021 $
General and administrative expense (1)	5,177	5,329
Share of losses – Donlin Gold	4,040	1,968
Total operating expenses	9,217	7,297

Loss from operations	(9,217)	(7,297)
Interest expense on promissory note	(1,512)	(1,434)
Accretion of notes receivable	210	854
Other income (expense), net	524	(79)
Net loss	(9,995)	(7,956)

Net loss per common share, basic and diluted	(0.03)	(0.02)

	At February 28, 2022 $	At November 30, 2021 $
Cash and term deposits	155,133	169,124
Total assets	188,411	198,852
Total liabilities	119,977	120,570

(1)	Includes share-based compensation expense of $2,091 and $2,042 for the first quarter-ended February 28, 2022 and quarter-ended February 28, 2021, respectively.

During the first quarter of 2022, we incurred a net loss of $10.0 million compared to a net loss of $8.0 million for the comparable period in 2021. The increase in net loss is primarily due to the earlier commencement of the Donlin Gold drilling program in 2022, and reduced accretion income due to the maturity of the $75 million Newmont note in July 2021, partially offset by lower legal expenses, an increase in the value of marketable securities, and favorable foreign exchange movements.

Liquidity and Capital Resources

In the first quarter of 2022 cash and cash equivalents decreased by $14.0 million, primarily to fund our share of Donlin Gold, for corporate administrative expenses, and for withholding taxes on share-based payments. The increase in cash used in the first quarter of 2022 compared to 2021 was due to the earlier commencement of the Donlin Gold drilling program in 2022, the timing of corporate liability insurance payments, increased withholding tax on share-based compensation in 2022 (no cash was used for CEO and CFO withholdings in 2021), and no proceeds received from term deposits in 2022 compared to $10,000 received in 2021.

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NEWS RELEASE

At the end of the first quarter, cash and term deposits were $155.1 million (Cash $77.1 million, term deposits $78.0 million). An additional payment from Newmont of $25 million comes due in 2023 related to the sale of NOVAGOLD’s 50 percent interest in the Galore Creek project in 2018, along with a note for $75 million contingent upon approval of a Galore Creek project construction plan by the owner(s). At present, we believe we have sufficient working capital available to cover anticipated funding of the Donlin Gold project and corporate general and administrative costs until a decision to commence engineering and construction is reached by the Donlin Gold board for the Donlin Gold project, at which point substantial additional capital will be required.

2022 Outlook

We anticipate spending approximately $46 million in 2022, which includes $13 million for corporate general and administrative costs; $3 million for withholding taxes on PSUs and other working capital; and $30 million to fund our share of expenditures at the Donlin Gold project, including:

•	$17 million for the 2022 drill program (approximately 34,000 meters of core drilling)
o	Grid drilling (mineralization continuity and geologic structural controls in three areas of the deposit)
o	In-pit and below-pit exploration
o	Platform mapping to confirm mineralization continuity and key geological controls in representative areas of the deposit
•	$9 million for external affairs, permitting, environmental, land and legal activities, and
•	$4 million for project planning and fieldwork (dam and water structures, metallurgical testing, mining studies, hydrogeology and geochemistry, and infrastructure planning).

NOVAGOLD’s primary goals in 2022 are to continue to advance the Donlin Gold project toward a construction decision; maintain or increase support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a favorable reputation for NOVAGOLD, its governance practices and its project among shareholders; and manage the Company treasury effectively and efficiently. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

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NEWS RELEASE

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on April 6, 2022 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast: www.novagold.com/investors/events

North American callers: 1-800-319-4610

International callers: 1-604-638-5340

NOVAGOLD’s quarterly reporting schedule for the remainder of 2022 will be as follows:

►	Q1 2022 – A conference call and webcast will be held on Wednesday, April 6, 2022 at 11 a.m. ET to discuss Q1 2022 financial results.

►	Annual Meeting of Shareholders – Wednesday, May 18, 2022; the meeting will be held at 1 p.m. PT.

►	Q2 2022 – Tuesday, June 28, 2022; financial statements will be released after market close and a Donlin Gold project update will be released on Tuesday, July 5. A conference call and webcast will be held on Wednesday, July 6, 2022 at 11 a.m. ET.

►	Q3 2022 – Tuesday, October 4, 2022; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Wednesday, October 5, 2022 at 11 a.m. ET.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50 percent-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the Measured and Indicated Resource categories on a 100 percent basis),4 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world.

According to the 2021 Technical Report and the S-K 1300 Report, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100 percent basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, optimization work, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

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4 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Report, as defined below. Donlin Gold Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, 50% of which are attributable to NOVAGOLD. Mineral Resources have been estimated in accordance with NI 43-101.ADD SK 1300 Of the foregoing, 50% is attributable to NOVAGOLD.

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Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the 2021 Technical Report and the S-K 1300 Report5. Henry Kim, P.Geo., Senior Resource Geologist, Wood Canada Limited; Mike Woloschuk, P.Eng., VP Global Business Development & Consulting, Wood Group USA, Inc.; and Kirk Hanson, MBA, P.E., Technical Director, Open Pit Mining, Wood Group USA, Inc. are the Qualified Persons responsible for the preparation of the 2021 Technical Report, and each is an independent Qualified Person as defined by National Instrument 43-101 (“NI 43-101”). Wood prepared the S-K 1300 Report.

Paul Chilson, P.E., who is the Manager, Mine Engineering for NOVAGOLD and a Qualified Person under NI 43-101, has approved and verified the scientific and technical information related to the 2021 Donlin Gold project drill program, the 2021 Technical Report and the S-K 1300 Report contained in this media release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated results for the 2022 drill programs; the anticipated timing of certain judicial and/or administrative decisions; the 2022 Outlook; the timing and potential for an updated feasibility on the project; our goals for the remainder of 2022; anticipated benefits from the 2017, 2020, 2021, and 2022 drill programs including an improved geological model for Donlin Gold; ongoing support provided to key stakeholders including Native Corporation partners; the potential impact of the COVID-19 pandemic on the development of Donlin Gold; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits; the Donlin Gold LLC Board approval to advance Donlin Gold up the value chain; the success of the strategic mine plan for Donlin Gold; the outcome of the planned tight spaced and exploration drilling; and the conversion of Galore Creek into a mine and the receipt of the $75 million contingent payment from Newmont. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made.

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5 The Company retained Wood Canada Limited (“Wood”) in 2021 to update content in its previously filed “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on the Second Updated Feasibility Study,” effective November 18, 2011, and amended January 20, 2012. This update resulted in a report titled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and was filed on August 31, 2021. The Company is a registrant with the SEC and is reporting its exploration results, Mineral Resources, and Mineral Reserves in accordance with Subpart 229.1300 of Regulation S-K – Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”) as of November 30, 2021. While the S-K 1300 rules are similar to National Instrument 43-101 Standards of Disclosure for Mineral Projects rules in Canada, they are not identical and therefore two reports have been produced for the Donlin Gold project. The Company requested that Wood prepare a Technical Report Summary of the Donlin Gold project, Alaska, USA using the standards of S-K 1300 and it is titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (“S-K 1300 Report”), current as of November 30, 2021. Wood incorporated 2020 costs and new gold price guidance to meet the Company’s reporting requirements. The resultant 2021 Technical Report and S-K 1300 Report showed no material change to the previously reported mineral resources or mineral reserves.

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Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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